Exhibit 99.1


North Bay Bancorp logo

Contact:         Terry L. Robinson, President & CEO
                 trobinson@northbaybancorp.com
                 707-252-5024


            NORTH BAY BANCORP'S SECOND QUARTER PROFITS INCREASE 31%,

             LOAN PORTFOLIO GROWS 19% AND CORE DEPOSITS INCREASE 16%


Napa, CA - July 26, 2005 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and its Solano Bank division, today announced profits grew 31% in the second quarter of 2005 with 19% growth in the loan portfolio and a 16% increase in core deposits from the year previous levels. Net income totaled $1.6 million, or $0.39 per diluted share in the second quarter, compared to $1.2 million, or $0.31 per diluted share in the second quarter of 2004. For the first six months of 2005, net income grew 36% to $3.0 million, or $0.75 per diluted share, compared to $2.2 million, or $0.57 per diluted share in the first half of 2004.

"Our second quarter results are consistent with our plan, formulated in 2004, to focus on improving efficiency and profitability. Our asset quality remains excellent, our net interest margin is strong and we continue to advance our expense management skills," commented Terry Robinson, President and CEO. Robinson added, "A major factor that will continue to adversely impact earnings through the remainder of 2005 is the cost of services associated with Sarbanes-Oxley Section 404 compliance."

Second Quarter 2005 Financial Review and Operating Highlights (quarter ended 6/30/05 compared to 6/30/04)

     o Net income increased 31% to $1.6 million.

     o Pre-tax income rose 33% to $2.6 million.

     o Earnings per diluted share increased 26% to $0.39.

     o Revenues, excluding securities gains, increased 24% to $8.0 million.

     o Total loans grew 19% to $403 million.

     o Asset quality remained exemplary with no nonperforming assets at quarter end.

                                Operating Results


Revenues, consisting of net interest income before the provision for loan losses and non-interest income excluding securities gains, increased 24% to $8.0 million in the second quarter of 2005 from $6.4 million in the second quarter of 2004. In the first half of 2005, revenues increased 22% to $15.6 million from $12.8 million in the first half of 2004.

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

Net interest income increased 28% to $7.0 million in the second quarter of 2005 compared to $5.4 million in the second quarter year of 2004, with interest income growing 29% and interest expense up 36%. In the first six months of 2005, net interest income rose 26% to $13.6 million from $10.8 million in the first half of 2004. Although there are no nonperforming loans, the second quarter provision for loan losses increased to $230,000 from $174,000 in the second quarter of last year to provide for growth in the overall loan portfolio. Year-to-date, the loan loss provision increased to $415,000 from $360,000 in the first half of 2004. Second quarter net interest income after the provision for loan losses increased 28% to $6.7 million compared to $5.3 million in the second quarter the previous year and grew 26% to $13.2 million in the first half of the year from $10.5 million in the first half of 2004.

The net interest margin increased to 5.31% in the second quarter from 4.80% in the second quarter of 2004. In the first six months of 2005, the net interest margin was 5.30% compared with 5.01% for the first half of 2004. The improved margin is attributed to a higher loan-to-deposit ratio, increased yields from variable rate loans, an improved deposit mix and prudent management of increasing rates paid on deposits.

Non-interest income, excluding securities gains, increased 3% to $1.0 million in the second quarter of 2005. Year-to-date, non-interest income was slightly less than the first six months of 2004 primarily due to a decline in revenues generated from consumer overdraft activity.

                            NBAN 2Q05 Profits Up 31%
                            ------------------------


Non-interest expenses in the second quarter of 2005 increased 13% to $5.2 million from $4.6 million in the second quarter of 2004. In the first six months of 2005, operating expenses increased 11% to $10.2 million from $9.2 million in the like period of 2004. The percentage increase in expenses is significantly less than the comparable increase in revenues primarily due to a modest percentage increase in salaries and benefits resulting from maintaining full-time equivalent employee levels very close to previous year levels. This benefit was partially offset by significant increases in consulting and audit fees due to the Company's requirement for Sarbanes-Oxley Section 404 compliance in 2005. The tax equivalent efficiency ratio in the second quarter improved to 63.89% compared to 67.15% in the second quarter last year and dropped to 64.70% in the first half of 2005 from 68.90% in the first half of 2004. The efficiency ratio measures non-interest expenses as a percent of revenues.

Pre-tax Income increased 33% in the second quarter of 2005 to $2.6 million from $1.9 million the second quarter of 2004. Pre-tax income rose 40% in the first half of the year to $5.0 million from $3.5 million in the first half of 2004.

Income taxes increased in the second quarter of 2005 reflecting higher earnings. The tax provision increased to $1.0 million, or 39% of second quarter pre-tax income, compared to $740,000, or 38% of second quarter pre-tax income a year ago. For the first half of 2005, the provision for income tax was $1.9 million, or 38% of pre-tax income, compared to $1.3 million, or 36% of pre-tax income in the first half of 2004. The increase in the effective tax rate in 2005 compared with 2004 was due to a declining level of tax free income from municipal bonds in the investment portfolio.

Earnings ratios improved with return on equity and return on assets up for the second quarter and first six months of 2005. "As predicted, we are now realizing efficiencies from changes identified approximately a year ago," Robinson noted. North Bay generated a return on average equity of 13.65% in the second quarter and 13.34% in the first half of 2005 compared to 12.05% and 11.43% in the respective periods of 2004. Return on average assets was 1.09% in the second quarter and 1.08% in the first half of 2005 compared to 0.95% in the second quarter and 0.92% in the first half of 2004.

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

                                  Balance Sheet
                                  -------------


Total assets were $590 million as of June 30, 2005, a 13% increase from June 30, 2004 and a 5% increase from December 31, 2004. Deposits grew 14% during the previous twelve months to $510 million and 5% from year-end 2004, with demand deposits growing 33% from June 30, 2004 and 20% from year-end 2004. Loans, net of the allowance for loan losses, were $397 million as of June 30, 2005 a 19% increase from June 30, 2004 and a 6% increase from year-end 2004. Book value per share was $12.16 per share compared to $10.60 per share at the end of the second quarter of 2004, an increase of 15%.

Asset quality remains excellent with no nonperforming loans as of June 30, 2005. The allowance for loan and lease losses was $4.5 million, or 1.13% of loans outstanding at quarter end, compared to $3.8 million or 1.11% of loans outstanding at the end of the second quarter of 2004. Net charge-offs year-to-date were $10,000 compared to $102,000 charged off in the first half of 2004.

                             ABOUT NORTH BAY BANCORP


North Bay Bancorp is the holding company for The Vintage Bank in Napa County and its Solano Bank division in Solano County. This full service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank opened for business in 1985 and operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The main office and two branch offices are located in the City of Napa. The Vintage Bank also has branches in the cities of St. Helena and American Canyon and on Airport Road in the Southern industrial area of Napa County as well as an off-site ATM facility in Yountville. Solano Bank, a division of The Vintage Bank launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. Solano County is projected to be the fastest growing county in Northern California through year 2020 and is attracting people with a quality lifestyle, affordable housing and business-friendly attitudes.


This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank division. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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

NORTH BAY BANCORP

CONSOLIDATED INCOME STATEMENT                                   3-Month Period Ended:               6-Month Period Ended:
(in $000's, unaudited)                              6/30/2005      6/30/2004     % Change      6/30/2005   6/30/2004  % Change
                                                    ---------------------------------------     --------------------------------

Interest Income                                    $    8,145       $    6,294      29.4%      $   15,821   $   12,358    28.0%
Interest Expense                                        1,171              859      36.3%           2,223        1,547    43.7%
                                                   ----------       ----------                 ----------   ----------

     Net Interest Income                                6,974            5,435      28.3%          13,598       10,811    25.8%
Provision for Loan & Lease Losses                         230              174      32.2%             415          360    15.3%
                                                   ----------       ----------                 ----------   ----------
    Net Interest Income after
       Loan Loss Provision                              6,744            5,261      28.2%          13,183       10,451    26.1%
Service Charges                                           516              567      -9.0%           1,039        1,120    -7.2%
Loan Sale & Servicing Income                                5               14     -64.3%              12           19   -36.8%
Bank Owned Life Insurance Income                           88               88       0.0%             176          192    -8.3%
Other Non-Interest Income                                 412              326      26.4%             750          650    15.4%
Gain on Investments                                        --              262    -100.0%              --          262  -100.0%
                                                   ----------       ----------                 ----------   ----------
    Total Non-Interest Income                           1,021            1,257     -18.8%           1,977        2,243   -11.9%
Salaries & Benefits                                     2,735            2,563       6.7%           5,459        5,067     7.7%
Occupancy Expense                                         446              344      29.7%             840          711    18.1%
Equipment Expense                                         532              515       3.3%           1,079        1,007     7.1%
Other Non-Interest Expenses                             1,460            1,149      27.1%           2,830        2,383    18.8%
                                                   ----------       ----------                 ----------   ----------
    Total Non-Interest Expenses                         5,173            4,571      13.2%          10,208        9,168    11.3%
    Income Before Taxes                                 2,592            1,947      33.1%           4,952        3,526    40.4%
Provision for Income Taxes                              1,007              740      36.1%           1,905        1,284    48.4%
                                                   ----------       ----------                 ----------   ----------
     Net Income                                    $    1,585       $    1,207      31.3%      $    3,047   $    2,242    35.9%
                                                   ==========       ==========                 ==========   ==========
TAX DATA
Tax-Exempt Muni Income                             $      109       $      136     -19.9%      $      219   $      296   -26.0%
Tax-Exempt BOLI Income                             $       88       $       88       0.0%      $      176   $      192    -8.3%
Interest Income - Fully Tax Equivalent             $    8,181       $    6,322      29.4%      $   15,891   $   12,454    27.6%

NET CHARGE-OFFS (RECOVERIES)                       $        6       $       95       NM        $       10   $      102     NM


PER SHARE DATA                                                  3-Month Period Ended:               6-Month Period Ended:
(unaudited)                                         6/30/2005      6/30/2004     % Change      6/30/2005   6/30/2004  % Change
                                                    ---------------------------------------     --------------------------------

Basic Earnings per Share                           $     0.41            $0.32      28.1%      $     0.79   $     0.59    33.9%
Diluted Earnings per Share                         $     0.39       $     0.31      25.8%      $     0.75   $     0.57    31.6%
Common Dividends                                   $     0.00       $     0.00                 $     0.15   $     0.13    15.4%
Wtd. Avg. Shares Outstanding                        3,884,162        3,814,170                  3,866,555    3,787,596
Wtd. Avg. Diluted Shares                            4,034,205        3,937,220                  4,038,289    3,913,603
Book Value per Basic Share (EOP)                   $    12.16       $    10.60      14.7%      $    12.16   $    10.60    14.7%
Common Shares Outstanding. (EOP)                    3,884,700        3,807,676                  3,884,700    3,807,676


KEY FINANCIAL RATIOS                                       3-Month Period Ended:                    6-Month Period Ended:
(unaudited)                                            6/30/2005        6/30/2004                 6/30/2005     6/30/2004
                                                      -------------------------------            -------------------------------

Return on Average Equity                                13.65%           12.05%                     13.34%       11.43%
Return on Average Assets                                 1.09%            0.95%                      1.08%        0.92%
Net Interest Margin (Tax-Equivalent)                     5.31%            4.80%                      5.30%        5.01%
Efficiency Ratio (Tax-Equivalent)                       63.89%           67.15%                     64.70%       68.90%


AVERAGE BALANCES                                           3-Month Period Ended:                    6-Month Period Ended:
(in $000's, unaudited)                              6/30/2005        6/30/2004    % Change      6/30/2005   6/30/2004  % Change
                                                    ---------------------------------------     --------------------------------
Average Assets                                     $  581,311       $  512,194      13.5%      $  570,470   $  489,237    16.6%
Average Earning Assets                             $  528,140       $  456,352      15.7%      $  516,108   $  435,713    18.5%
Average Gross Loans & Leases                       $  406,169       $  344,421      17.9%      $  397,081   $  329,081    20.7%
Average Deposits                                   $  501,537       $  442,839      13.3%      $  490,843   $  427,678    14.8%
Average Equity                                     $   46,584       $   40,300      15.6%      $   46,054   $   39,449    16.7%

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

NORTH BAY BANCORP

STATEMENT OF CONDITION                                                  End of Period:
(in $000's, unaudited)                                 6/30/2005       12/31/2004        6/30/2004    6-Month Chg     Annual Chg
                                                      -----------     ------------      -----------  -------------   ------------
ASSETS
Cash and Due from Banks                                $  24,369        $  27,342        $  35,740      -10.9%          -31.8%
Securities and Fed Funds Sold                            133,994          132,348          108,239        1.2%           23.8%

Commercial & Industrial                                   72,482           67,172           57,869        7.9%           25.3%
Commercial Secured by Real Estate                        253,577          241,361          215,819        5.1%           17.5%
Real Estate                                                5,851            6,613            6,233      -11.5%          -6.1%
Construction                                              31,990           27,762           27,114       15.2%          18.0%
Consumer                                                  38,678           36,343           32,470        6.4%           19.1%
                                                       ---------        ---------        ---------
    Gross Loans & Leases                                 402,578          379,251          339,505        6.2%           18.6%
Deferred Loan Fees                                        (1,415)          (1,485)          (1,365)      -4.7%           3.7%
                                                       ---------        ---------        ---------
    Loans & Leases Net of Deferred Fees                  401,163          377,766          338,140        6.2%           18.6%
Allowance for Loan & Lease Losses                         (4,541)          (4,136)          (3,782)       9.8%           20.1%
                                                       ---------        ---------        ---------
    Net Loans & Leases                                   396,622          373,630          334,358        6.2%           18.6%
Loans Held-for-Sale                                        9,707            4,604           18,855      110.8%         -48.5%
Investment in Subsidiary                                     310              310              310        0.0%            0.0%
Bank Premises & Equipment                                  9,731           10,336           10,691       -5.9%          -9.0%
Other Assets                                              15,424           13,493           13,636       14.3%          13.1%
                                                       ---------        ---------       ---------
     Total Assets                                      $ 590,157        $ 562,063        $ 521,829        5.0%           13.1%
                                                       =========        =========        =========

LIABILITIES & CAPITAL
Demand Deposits                                        $ 152,065        $ 127,250        $ 114,657       19.5%          32.6%
NOW / Savings Deposits                                   144,722          151,053          136,183       -4.2%           6.3%
Money Market Deposits                                    132,353          128,884          119,461        2.7%           10.8%
Time Certificates of Deposit                              80,521           77,306           78,492        4.2%            2.6%
                                                       ---------        ---------        ---------
    Total Deposits                                       509,661          484,493          448,793        5.2%           13.6%

Long Term Borrowings                                      19,000           19,000           19,000        0.0%            0.0%
Subordinated Debentures                                   10,310           10,310           10,310        0.0%            0.0%
                                                       ---------        ---------        ---------
    Total Deposits & Interest Bearing Liab.              538,971          513,803          478,103        4.9%           12.7%

Other Liabilities                                          3,958            4,126            3,364       -4.1%          17.7%
Total Capital                                             47,228           44,134           40,362        7.0%           17.0%
                                                       ---------        ---------        ---------
    Total Liabilities & Capital                        $ 590,157        $ 562,063        $ 521,829        5.0%           13.1%
                                                       =========        =========        =========


CREDIT QUALITY DATA                                                     End of Period:
(in $000's, unaudited)                                6/30/2005        12/31/2004        6/30/2004
                                                     -----------      ------------      -----------
Non-Accruing Loans                                     $      --        $      --        $      --
Over 90 Days PD and Still Accruing                             0                0                0
Other Real Estate Owned                                        0                0                0
                                                       ---------        ---------        ---------
    Total Non-Performing Assets                        $      --        $      --        $      --
                                                       =========        =========        =========

Non-Performing Loans to Total Loans                         0.00%            0.00%            0.00%
Non-Performing Assets to Total Assets                       0.00%            0.00%            0.00%
Allowance for Loan Losses to Loans                          1.13%            1.09%            1.11%

OTHER PERIOD-END STATISTICS                                             End of Period:
(unaudited)                                           6/30/2005        12/31/2004        6/30/2004
                                                     -----------      ------------      -----------

Shareholders' Equity / Total Assets                          8.0%             7.9%             7.7%
Loans / Deposits                                            79.0%            78.3%            75.6%
Non-Interest Bearing Deposits / Total Deposits              29.8%            26.3%            25.5%

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